Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2014 Financial Results

Achieves Continued Margin Improvement Resulting in Record Gross Profit

Plano, Texas – August 7, 2014 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights

•	Revenue was $223.2 million, an increase of 6.3 percent from the $210.0 million in the first quarter of 2014, and an increase of 4.1 percent from the $214.4 million in the second quarter of 2013;
•	Gross profit was a record $70.3 million, compared to $61.6 million in the first quarter of 2014 and $61.3 million in the second quarter of 2013;
•	Gross profit margin was 31.5 percent, compared to 29.3 percent in the first quarter of 2014 and 28.6 percent in the second quarter of 2013;
•

GAAP net income was $17.4 million, or $0.36 per diluted share, compared to $10.2 million, or $0.21 per diluted share in the first quarter of 2014, and $8.6 million, or $0.18 per diluted share in the second quarter of 2013;

•

Non-GAAP adjusted net income was $18.2 million, or $0.38 per diluted share, compared to $12.4 million, or $0.26 per diluted share, in the first quarter of 2014 and $15.5 million, or $0.33 per diluted share, in the second quarter of 2013;

•	Excluding $2.2 million, net of tax, of share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and
•

Achieved $33.9 million of cash flow from operations, and $22.1 million of free cash flow, including $11.8 million of capital expenditures. Net cash flow was $23.8 million, which includes the pay down of $2.7 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “Diodes had an exceptional quarter in which results were at the upper end of our guidance range. Revenue grew over six percent sequentially and gross profit reached a quarterly record reflecting our continued improvement of product mix and increased capacity utilization. In fact, our achievement of 31.5 percent gross margin was the highest level since the second quarter of 2011.

“During the quarter, North America and Europe were stronger than expected, which contributed to further gains in the industrial end market. These regions have a solid product mix distribution due to the end markets and customers we serve in these geographies.

“Overall, Diodes continues to execute on our profitable growth strategy across our business. Our strong second quarter results demonstrate the leverage in our operating model, and we expect to generate increased profits and cash as revenue continues to grow.”

Second Quarter 2014

Revenue for the second quarter of 2014 was $223.2 million, an increase of 6.3 percent from the $210.0 million in the first quarter of 2014, and an increase of 4.1 percent from the $214.4 million in the second quarter of 2013. Revenue increased due to sequential market share gains across the Company’s end markets, in particular for industrial products sold in North America and Europe.

Gross profit for the second quarter of 2014 reached a record $70.3 million, or 31.5 percent of revenue, compared to $61.6 million, or 29.3 percent of revenue in the first quarter of 2014, and compared to $61.3 million, or 28.6 percent of revenue in the second quarter of 2013.  The increase in gross profit margin was primarily due to continued improvement of product mix and increased capacity utilization.

Operating expenses for the second quarter of 2014 were $47.1 million, or 21.1 percent of revenue, compared to $47.2 million, or 22.5 percent of revenue, in the first quarter of 2014 and $51.1 million, or 23.8 percent of revenue in the second quarter of 2013.

GAAP net income for the second quarter of 2014 was $17.4 million, or $0.36 per diluted share, compared to $10.2 million, or $0.21 per diluted share in the first quarter of 2014, and compared to $8.6 million, or $0.18 per diluted share in the second quarter of 2013.

Non-GAAP adjusted net income for the second quarter of 2014 was $18.2 million, or $0.38 per diluted share, which excluded, net of tax, $1.6 million of non-cash acquisition related intangible asset amortization costs and a $1.0 million gain on the sale of assets.  This compares to non-GAAP adjusted net income of $12.4 million, or $0.26 per diluted share, in the first quarter of 2014 and $15.5 million, or $0.33 per diluted share, in the second quarter of 2013.

The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (unaudited and in thousands, except per share data):

Three Months Ended
June 30, 2014
GAAP net income	$17,385

GAAP diluted earnings per share	$0.36

Adjustments to reconcile net income to adjusted net income:

Retention costs	219

Gain on sale of assets	(976)

Amortization of acquisition related intangible assets	1,581

Non-GAAP adjusted net income	$18,209

Non-GAAP adjusted diluted earnings per share	$0.38

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in the second quarter of 2014 GAAP and non-GAAP adjusted net income was approximately $2.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share. GAAP and non-GAAP adjusted net income would have increased by an additional $0.04 per diluted share in the first quarter of 2014 and $0.05 per diluted share in the second quarter of 2013.

EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, was $42.9 million for the second quarter of 2014, compared to $32.8 million for the first quarter of 2014 and $30.2 million for the second quarter of 2013.  For a reconciliation of GAAP net income to EBITDA (a non-GAAP measure), see the table near the end of this release for further details.

Net cash provided by operating activities was $33.9 million for the second quarter of 2014. Net cash flow was $23.8 million, which reflects the pay down of $2.7 million of long-term debt. Free cash flow was $22.1 million, which included $11.9 million of capital expenditures.

Balance Sheet

As of June 30, 2014, the Company had approximately $235 million in cash and cash equivalents and approximately $18 million in short-term investments. Long-term debt totaled approximately $163 million. Working capital was approximately $520 million.

Business Outlook

Dr. Lu concluded, “For the third quarter of 2014, we expect revenue to increase to a range of $228 million to $238 million, or up 2.1 percent to 6.6 percent sequentially. We expect gross margin to be 31.8 percent, plus or minus 2 percent. Operating expenses are expected to decrease to approximately 21.0 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 22 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 48.8 million.”

Conference Call

Diodes will host a conference call on Thursday, August 7, 2014 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 69511742 at the prompt. International callers may join the conference call by dialing 1-315-625-6979 and providing the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Thursday, August 14, 2014 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 69511742. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the “Investors” section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the “Investors” section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two additional facilities located in Shanghai, China.  Diodes has an assembly and test facility located in Shanghai, in Chengdu, China, as well as in Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Suwon, South Korea; Tokyo, Japan; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements regarding our expectation that: overall, Diodes continues to execute on our profitable growth strategy across our business; our strong second quarter results demonstrate the leverage in our operating model, and we expect to generate increased profits and cash as revenue continues to grow; for the third quarter of 2014, we expect revenue to increase to a range of $228 million to $238 million, or up 2.1 percent to 6.6 percent sequentially; we expect gross margin to be 31.8 percent, plus or minus 2 percent; operating expenses are expected to decrease to approximately 21.0 percent of revenue, plus or minus 1 percent; and we expect our income tax rate to be 22 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 48.8 million.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that BCD’s business will not be integrated successfully into Diodes’; the risk that the expected benefits of the acquisition may not be realized; the risk that BCD’s standards, procedures and controls will not be brought into conformance within Diodes’ operations; difficulties coordinating Diodes’ and BCD’s new product and process development, hiring additional management and other critical personnel, and increasing the scope, geographic diversity and complexity of Diodes’ operations; difficulties in consolidating facilities and transferring processes and know-how; the diversion of our management’s attention from the management of our business; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact	Investor Relations Contact
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
NET SALES	$223,217	$214,379	$433,203	$391,343

COST OF GOODS SOLD	152,913	153,086	301,318	283,867

Gross profit	70,304	61,293	131,885	107,476

OPERATING EXPENSES
Selling, general and administrative	33,291	35,080	65,621	65,456
Research and development	12,781	12,145	25,701	22,225
Amortization of acquisition related intangible assets	1,991	2,295	3,973	4,204
Restructuring	—	1,535	—	1,535
Gain on sale of assets	(902)	—	(896)	42
Total operating expenses	47,161	51,055	94,399	93,462

Income from operations	23,143	10,238	37,486	14,014

OTHER INCOME (EXPENSES)
Interest income	437	323	834	403
Interest expense	(1,154)	(1,567)	(2,415)	(2,512)
Other	1,076	1,521	590	2,907
Total other income (expenses)	359	277	(991)	798

Income before income taxes and noncontrolling interest	23,502	10,515	36,495	14,812

INCOME TAX PROVISION	5,651	1,475	8,198	8,049

NET INCOME	17,851	9,040	28,297	6,763

Less: NET INCOME attributable to noncontrolling interest	(466)	(405)	(710)	(54)

NET INCOME attributable to common stockholders	$17,385	$8,635	$27,587	$6,709

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.37	$0.19	$0.59	$0.15
Diluted	$0.36	$0.18	$0.57	$0.14

Number of shares used in computation
Basic	46,889	46,148	46,794	46,085
Diluted	48,423	47,507	48,223	47,383

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2014:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP				$17,385

Earnings per share (Per-GAAP)
Diluted				$0.36

Adjustments to reconcile net income to adjusted net income:

Retention costs	258	—	(39)	219

Gain on sale of assets	(1,176)	—	200	(976)

Amortization of acquisition related intangible assets	1,991	—	(410)	1,581

Adjusted (Non-GAAP)				$18,209

Diluted shares used in computing earnings per share				48,423

Adjusted earnings per share (Non-GAAP)
Diluted				$0.38

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2013:

	Cost of Goods Sold	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP					$8,635

Earnings per share (Per-GAAP)
Diluted					$0.18

Adjustments to reconcile net income to adjusted net income:

Inventory valuations	3,656	—	—	(548)	3,108

Restructuring	—	1,533	—	(406)	1,127

Retention costs	—	975	—	(146)	829

Amortization of acquisition related intangible assets	—	2,295	—	(470)	1,825

Adjusted (Non-GAAP)					$15,524
Diluted shares used in computing earnings per share					47,507

Adjusted earnings per share (Non-GAAP)
Diluted					$0.33

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2014:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP				$27,587

Earnings per share (Per-GAAP)
Diluted				$0.57

Adjustments to reconcile net income to adjusted net income:

Retention costs	948	—	(143)	805

Gain on sale of assets	(1,176)	—	200	(976)

Amortization of acquisition related intangible assets	3,972	—	(826)	3,146

Adjusted (Non-GAAP)				$30,562

Diluted shares used in computing earnings per share				48,223

Adjusted earnings per share (Non-GAAP)
Diluted				$0.63

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.3 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.09 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2013:

	Cost of Goods Sold	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP					$6,709

Earnings per share (Per-GAAP)
Diluted					$0.14

Adjustments to reconcile net income to adjusted net income:

Inventory valuations	5,484	—	—	(823)	4,661

Acquisition costs	—	600	—	110	710

Retention costs	—	1,300	—	(195)	1,105

Restructuring	—	1,533	—	(406)	1,127

Amortization of acquisition related intangible assets	—	4,204	—	(913)	3,291

Tax expense related to tax audit	—	—	—	5,447	5,447

Adjusted (Non-GAAP)					$23,051

Diluted shares used in computing earnings per share					47,383

Adjusted earnings per share (Non-GAAP)
Diluted					$0.49

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.3 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.09 per share.

ADJUSTED NET INCOME (Non-GAAP)

This measure consists of accounting principles generally accepted in the United States (“GAAP”) net income attributable to common stockholders (“net income”), which is then adjusted solely for the purpose of adjusting for retention costs, amortization of acquisition related intangible assets, gain on sale of assets, inventory valuations, acquisition costs, restructuring and tax payments related to tax audit, as discussed below. Excluding retention costs, gain on sale of assets, inventory valuations, acquisition costs, restructuring and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations.  Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance.  The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures.  Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments:

Retention costs – The Company excluded costs accrued within operating expenses in regard to the $5 million employee retention plan in connection with the BCD Semiconductor Manufacturing Limited (“BCD”) acquisition.  The retention payments are payable at the 12, 18 and 24 month anniversaries of the acquisition with the majority of the expense occurring in the first 12 months.  Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to the BCD acquisition provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was recognized through acquisition accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets.  The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded the amortization expense as there is significant variability and unpredictability among companies with respect to this expense.

Gain on sale of assets –During the second quarter of 2014, the Company sold a building located in Taiwan and this gain was excluded from management’s assessment of the Company’s core operating performance.  The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.

Inventory valuations – The Company excluded cost incurred for inventory valuations.  The Company adjusted the inventory acquired from the BCD acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the completing and selling effort on the work–in-progress inventory.  This non-cash adjustment to inventory is not recurring in nature, however it could be recurring to the extent there are additional acquisitions.  The Company believes the exclusion of the BCD inventory valuation provides investors with a more accurate reflection of costs likely to be incurred in the absence of an usual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Acquisition costs – The Company excluded costs associated with acquiring BCD, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed in the first quarter of 2013 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an usual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Restructuring – The Company has recorded restructuring charges to reduce its cost structure in order to enhance operating effectiveness and improve profitability. These restructuring activities related to our UK development team and the closure of our New York sales office.  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Tax expense related to tax audit – The Company excluded additional tax expense in regard to a tax audit of the China tax authorities.  The China government audited the Company’s High and New Technology Enterprise (“HNTE”) status for the years 2009 through 2014 and determined there was an underpayment for the tax year 2013.  The Company has been approved for the HNTE status for 2013 through 2014.  Given that 2013 is an isolated occurrence, the additional tax and any penalties and interest associated with the audit are being excluded.  The Company believes the exclusion of tax expense related to this tax audit provides investors with a more accurate indication of tax expense likely to be incurred on an ongoing basis and facilitates comparisons with the results of other periods that may not reflect such audit determinations.

ADJUSTED EARNINGS PER SHARE (Non-GAAP)

This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding retention costs, amortization of acquisition related intangible assets, inventory valuations, acquisition costs and tax payments related to tax audit, as discussed above. Excluding retention costs, inventory valuations, acquisition costs and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations.  Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance, as described in further detail above.  This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation tables provided.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2014 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures.  For the second quarter of 2014, the amount was $22.1 million ($33.9 million less (-) $11.8 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	June 30,
	2014	2013

Net income (per-GAAP)	$17,385	$8,635
Plus:
Interest expense, net	717	1,244
Income tax provision	5,651	1,475
Depreciation and amortization	19,157	18,877
EBITDA (Non-GAAP)	$42,910	$30,231

	Six Months Ended
	June 30,
	2014	2013

Net income (per-GAAP)	$27,587	$6,709
Plus:
Interest expense, net	1,581	2,109
Income tax provision	8,198	8,049
Depreciation and amortization	38,333	36,435
EBITDA (Non-GAAP)	$75,699	$53,302

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$235,465	$196,635
Short-term investments	17,656	22,922
Accounts receivable, net	187,839	192,267
Inventories	182,781	180,396
Deferred income taxes, current	9,823	10,513
Prepaid expenses and other	54,628	47,352
Total current assets	688,192	650,085

PROPERTY, PLANT AND EQUIPMENT, net	312,542	322,013

DEFERRED INCOME TAXES, non current	22,360	28,237

OTHER ASSETS
Goodwill	85,960	84,714
Intangible assets, net	49,976	53,571
Other	26,705	23,638
Total assets	$1,185,735	$1,162,258

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	June 30,	December 31,
	2014	2013
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$2,487	$5,814
Accounts payable	101,050	89,212
Accrued liabilities	63,134	60,684
Income tax payable	1,241	1,206
Total current liabilities	167,912	156,916

LONG-TERM DEBT, net of current portion	162,702	182,799
OTHER LONG-TERM LIABILITIES	74,324	78,866
Total liabilities	404,938	418,581

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 47,078,198 and 46,680,973 issued and outstanding at June 30, 2014 and December 31, 2013, respectively	31,387	31,120
Additional paid-in capital	298,920	289,668
Retained earnings	453,915	426,328
Accumulated other comprehensive loss	(45,070)	(44,374)
Total Diodes Incorporated stockholders' equity	739,152	702,742
Noncontrolling interest	41,645	40,935
Total equity	780,797	743,677
Total liabilities and equity	$1,185,735	$1,162,258